Exhibit 16.1

March 31, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Zymeworks Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission and the British Columbia Securities Commission as part of the Form F-1 of Zymeworks Inc. dated March 31, 2017. We agree with the statements concerning our Firm in such Form F-1.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Vancouver, BC

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of our common shares in this offering. All amounts listed below are estimates except the SEC registration fee and FINRA filing fee.

Itemized expense	Amount
SEC registration fee	$
Canadian securities regulatory filing fees
NYSE listing fee
TSX listing fee
FINRA filing fee
Printing and engraving expenses
Transfer agent and registrar fees
Legal fees and expenses
Accounting fees and expenses
Public Relations fees	$

Total

218